Exhibit 99.1

Gladstone Commercial Corporation Announces Financial Results for the
Second Quarter Ended June 30, 2005

*	Net income available to common stockholders increased to $1.15 million or $0.15 per diluted common share

*	Funds from Operations (FFO) increased to $1.85 million or $0.24 per diluted common share

*	Company acquired four properties for a total investment of $28.6 million, and extended one mortgage loan in the amount of $10.0 million

          MCLEAN, Va., Aug. 2 /PRNewswire-FirstCall/ -- Gladstone Commercial Corp. (Nasdaq: GOOD) (the “Company”) today reported financial results for the quarter ended June 30, 2005.  Net income for the quarter ended June 30, 2005 was $1,149,531, or $0.15 per basic and diluted weighted average common share, compared to $132,275 or $0.02 per basic and diluted weighted average common share for the second quarter one year ago.  For the six months ended June 30, 2005 net income was $1,684,715 or $0.22 per basic and diluted share, compared to a net loss for the six months ended June 30, 2004 of $61,029 or a loss of $0.01 per share.

          Funds from Operations (“FFO”) for the quarter ended June 30, 2005 was $1,846,507 or $0.24 per diluted weighted average common share, compared to $259,047 or $0.03 per diluted weighted average common share for the same period one year ago. For the six months ending June 30, 2005 FFO was $2,919,446 or $0.38 per diluted weighted average common share, compared to $145,072 or $0.02 per diluted weighted average common share for the same period one year ago.

          In the second quarter of 2005, the Company added four additional properties to its portfolio, for an aggregate purchase price of approximately $28.6 million.  In April, the Company also extended a mortgage loan in the amount of $10.0 million on an office building.

          Subsequent to the end of the quarter, the Company acquired three additional properties for an aggregate purchase price of approximately $33.0 million. The Company also amended its line of credit to increase the maximum availability under the line from $50 million to $60 million.  As of August 2, 2005, the Company had aggregate borrowings outstanding of $49.4 million and has available borrowing capacity of $58.3 million under the line of credit. Following the end of the quarter, the Company also entered into two separate long-term notes that are collateralized by its Canadian properties.  These notes both accrue interest at an interest rate of 5.22% per year, based upon a twenty-five year term, with both principal and interest being paid each month. The Company used the proceeds from the notes to pay down the line of credit.

          “The second quarter was very productive, resulting in the acquisition of four additional properties for $28.6 million and a mortgage loan for $10.0 million.  An additional three properties were also acquired subsequent to the end of the quarter for a total of $33.0 million.  We believe that the addition of these investments should produce long-term growth for the company and our shareholders.  We anticipate continued dividend and portfolio growth as we seek select opportunities,” said Chip Stelljes, Executive Vice President and Chief Investment Officer.

          The National Association of Real Estate Investment Trusts (NAREIT) developed FFO, as a relative non-GAAP (Generally Accepted Accounting Principles) supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income (loss)), and should not be considered an alternative to either net income (loss) as an indication of our performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

A reconciliation of net income, which we believe is the most directly comparable GAAP measure, to FFO is set forth below:

	For the three months ended June 30, 2005	For the three months ended June 30, 2004	For the six months ended June 30, 2005	For the six months ended June 30, 2004

Net income (loss)	$1,149,531	$132,275	$1,684,715	$(61,029)
Real estate depreciation and amortization	696,976	126,772	1,234,731	206,101
Funds from operations	1,846,507	259,047	2,919,446	145,072
Weighted average shares outstanding - diluted	7,692,639	7,695,134	7,715,100	7,764,732
Diluted net income (loss) per weighted average common share	$0.15	$0.02	$0.22	$(0.01)
Diluted funds from operations per weighted average common share.	$0.24	$0.03	$0.38	$0.02

          To learn more about our FFO please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission (“SEC”) today and on our web site at http://www.GladstoneCommercial.com.

          The financial statements attached below are without footnotes so readers should obtain and carefully review our Form 10-Q for the quarter ended June 30, 2005, including the footnotes to the financial statements contained therein.  We have filed the Form 10-Q today with the SEC and the Form 10-Q can be retrieved at the SEC website at http://www.SEC.gov or the website for Gladstone Commercial at http://www.GladstoneCommercial.com.

          Gladstone Commercial will have a conference call at 9:30 am EDT, August 3, 2005.  To enter the call please dial 888-413-5357 and use the confirmation code 745631.  An operator will monitor the call and set a queue for questions. To hear the replay of the call please dial 888-266-2081 and use the confirmation code 745631.

          Gladstone Commercial Corporation is a publicly traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties through sale/leaseback transactions and selectively making long-term mortgage loans. Additional information can be found at http://www.GladstoneCommercial.com.

          For further information contact our Investor Relations Manager, Kelly Sargent at 703-287-5835.

          This press release may include statements that may constitute “forward- looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company and the closing of any transaction.  Words such as “believes,” “anticipates”, “intends,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk factors” of the Company’s Annual Report on Form 10-K for the year ended, December 31, 2004, as filed with the Securities and Exchange Commission on March 8, 2005.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Gladstone Commercial Corporation
Consolidated Balance Sheets
(Unaudited)

	June 30, 2005	December 31, 2004

ASSETS
Real estate, net	$94,245,941	$60,466,330
Mortgage note receivable	21,064,861	11,107,717
Cash and cash equivalents	216,434	29,153,987
Funds held in escrow	1,284,350	1,060,977
Interest receivable - mortgage note	67,619	64,795
Interest receivable - employees	5,236	4,792
Deferred rent receivable	4,293,573	210,846
Deferred financing costs	990,340	—
Prepaid expenses	101,677	170,685
Deposits on real estate	550,000	50,000
Other assets	5,304	64,819
Lease intangibles, net of accumulated amortization of $457,151 and $194,047, respectively	5,362,850	3,230,146
TOTAL ASSETS	$128,188,185	$105,585,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Due to Adviser	$124,171	$129,231
Accounts payable and accrued expenses	280,920	168,389
Dividends payable	—	920,040
Mortgage note payable	3,137,529	—
Borrowings under line of credit	22,010,000	—
Rent received in advance, security deposits and funds held in escrow	1,462,886	1,674,741
Total Liabilities	27,015,506	2,892,401
STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 20,000,000 shares authorized and 7,672,000 and 7,667,000 shares issued and outstanding, respectively	7,672	7,667
Additional paid in capital	105,502,544	105,427,549
Notes receivable - employees	(433,789)	(375,000)
Distributions in excess of accumulated earnings	(3,903,748)	(2,367,523)
Total Stockholders’ Equity	101,172,679	102,692,693
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$128,188,185	$105,585,094

Gladstone Commercial Corporation
Consolidated Statements of Operations
(Unaudited)

	For the three months ended June 30, 2005	For the three months ended June 30, 2004	For the six months ended June 30, 2005	For the six months ended June 30, 2004

OPERATING REVENUES
Rental income	$2,235,241	$403,690	$4,082,248	$601,463
Interest income from mortgage note receivable	501,645	278,980	797,228	412,400
Tenant recovery revenue	39,557	—	41,600	—
Total operating revenues	2,776,443	682,670	4,921,076	1,013,863
OPERATING EXPENSES
Depreciation and amortization	696,976	126,772	1,234,731	206,101
Management advisory fee	483,794	280,122	955,655	509,538
Professional fees	16,759	66,973	348,003	275,430
Taxes and licenses	25,441	2,250	153,714	12,570
Insurance	67,021	64,488	137,404	128,975
Interest	254,803	—	291,022	—
General and administrative	97,836	172,313	230,664	277,263
Total operating expenses	1,642,630	712,918	3,351,193	1,409,877
Income (loss) from operations	1,133,813	(30,248)	1,569,883	(396,014)
Interest income from temporary investments	13,192	162,523	107,713	334,985
Interest income - employee loans	5,236	—	9,921	—
Loss on foreign currency translation	(2,710)	—	(2,802)	—
Other income	15,718	162,523	114,832	334,985
NET INCOME (LOSS)	$1,149,531	$132,275	$1,684,715	$(61,029)
Earnings (loss) per weighted average common share
Basic	$0.15	$0.02	$0.22	$(0.01)
Diluted	$0.15	$0.02	$0.22	$(0.01)
Weighted average shares outstanding
Basic	7,669,802	7,642,000	7,668,409	7,642,000
Diluted	7,692,639	7,695,134	7,715,100	7,764,732

Gladstone Commercial Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	For the six months ended June 30, 2005	For the six months ended June 30, 2004

Cash flows from operating activities:
Net income (loss)	$1,684,715	$(61,029)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,234,731	206,101
Changes in assets and liabilities:
Amortization of deferred financing costs	74,836	—
Amortization of deferred rent asset	93,385	—
Increase in mortgage interest receivable	(2,824)	(61,950)
Increase in employee interest receivable	(444)	—
Decrease in prepaid expenses	69,008	122,500
Decrease (increase) in other assets	59,515	(25,000)
Increase in deferred rent receivable	(206,246)	(41,535)
Increase in accounts payable and accrued expenses	112,530	55,814
Decrease in due to Adviser	(5,060)	(131,085)
(Decrease) increase in rent received in advance and security deposits	(435,228)	293,592
Net cash provided by operating activities	2,678,918	357,408
Cash flows from investing activities:
Acquisition of real estate	(41,116,911)	(22,265,178)
Issuance of mortgage note receivable	(10,000,000)	(11,170,000)
Deposit on future acquisition	(550,000)	—
Principal repayments on mortgage note receivable	42,856	19,213
Net cash used in investing activities	(51,624,055)	(33,415,965)
Cash flows from financing activities:
Offering costs	—	(7,730)
Proceeds from borrowings under mortgage note payable	3,150,000	—
Principal repayments on mortgage note payable	(12,471)	—
Borrowings from line of credit	22,010,000	—
Principal repayments on employee loans	16,211	—
Payments for deferred financing costs	(1,015,176)	—
Dividends paid	(4,140,980)	(993,460)
Net cash provided by (used in) financing activities	20,007,584	(1,001,190)
Net decrease in cash and cash equivalents	(28,937,553)	(34,059,747)
Cash and cash equivalents, beginning of period	29,153,987	99,075,765
Cash and cash equivalents, end of period	$216,434	$65,016,018
NON-CASH FINANCING ACTIVITIES
Cash paid during period for interest	$128,878	$—
Notes receivable issued in exchange for common stock associated with the exercise of employee stock options	$75,000	$—

CONTACT:  Kelly Sargent, Investor Relations Manager of Gladstone
Commercial Corp., +1-703-287-5835/
Web site:  http://www.gladstonecommercial.com /